UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM T-3

FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES

UNDER THE TRUST INDENTURE ACT OF 1939

FIBERTOWER CORPORATION

(Issuer)

FIBERTOWER NETWORK SERVICES CORP.

FIBERTOWER SOLUTIONS CORPORATION

ART LICENSING CORP.

ART LEASING, INC.

TELIGENT SERVICES ACQUISITION, INC.

(Guarantors)

(Names of Applicants)

185 Berry Street, Suite 4800, San Francisco, California 94107

(Address of Principal Executive Offices)

Securities to be Issued Under the Indenture to be Qualified

Title of Class	Amount
9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012	Up to aggregate principal amount of $327,002,783*

Approximate date of proposed public offering:

As promptly as possible after the effectiveness of this Application for Qualification

Name and Address of Agent for Service:	With a copy to:
Thomas A. Scott FiberTower Corporation 185 Berry Street, Suite 4800 San Francisco, California 94107 (415) 659-3500	W. Mark Young Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200

*   This amount includes up to $293,796,440 aggregate principal amount of 9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (the “Interim Notes”) that may be issued in exchange for the issuer’s 9.00% Convertible Senior Secured Notes due 2012 (the “Existing Notes”) that are tendered for exchange as described in Item 2 hereof, “Securities Act Exemption Applicable,” and up to $33,206,343 in aggregate principal amount of additional Interim Notes that may be issued in the future in payment of interest on the Interim Notes, as permitted by the indenture governing the Interim Notes.  The actual aggregate principal amount of Interim Notes to be issued under the indenture to be qualified pursuant to this application may be less and will depend upon the aggregate amount of Existing Notes that are tendered for exchange in the exchange offer and to what extent additional Interim Notes may be issued in the future in payment of interest on the Interim Notes.

The Applicants hereby amend this application for qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of a further amendment which specifically states that it shall supersede this amendment, or (ii) such date as the Commission, acting pursuant to Section 307(c) of the Act, may determine upon the written request of the Applicants.

This Amendment No. 2 to Form T-3 (this “Amendment”) is being filed solely to update the list of exhibits. This Amendment is not intended to amend or delete any other part of the Application.

Exhibit No.	Exhibit Name

Exhibit T3A.1

Restated Certificate of Incorporation of FiberTower Corporation, dated August 29, 2006 (incorporated by reference to Annex C to the FiberTower Corporation’s definitive information statement on Schedule 14C filed on July 25, 2006).

*Exhibit T3A.2	Certificate of Incorporation of FiberTower Network Services Corp.
*Exhibit T3A.3	Certificate of Incorporation of FiberTower Solutions Corporation
*Exhibit T3A.4	Certificate of Incorporation of ART Licensing Corp.
*Exhibit T3A.5	Certificate of Incorporation of ART Leasing, Inc.
*Exhibit T3A.6	Certificate of Incorporation of Teligent Services Acquisition, Inc.

Exhibit T3B.1	Bylaws of FiberTower Corporation (incorporated by reference to Exhibit 3.1 to FiberTower Corporation’s current report on Form 8-K filed on August 3, 2007).
Exhibit T3B.2	Amendment to Bylaws of FiberTower Corporation (incorporated by reference to Exhibit 3.1 to FiberTower Corporation’s current report on Form 8-K filed on January 22, 2008).
*Exhibit T3B.3	Bylaws of FiberTower Network Services Corp.
*Exhibit T3B.4	Bylaws of FiberTower Solutions Corporation
*Exhibit T3B.5	Bylaws of ART Licensing Corp.
*Exhibit T3B.6	Bylaws of ART Leasing, Inc.
*Exhibit T3B.7	Bylaws of Teligent Services Acquisition, Inc.

Exhibit T3C.1

Form of Indenture among FiberTower Corporation, the guarantor party thereto, and Wells Fargo Bank, National Association, as trustee, for the Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (incorporated by reference to Exhibit (d)(3) to Amendment No. 2 to FiberTower Corporation’s tender offer statement on Schedule TO filed on November 30, 2009).

Exhibit T3D.1	Not Applicable.

Exhibit T3E.1	Offering Memorandum and Consent Solicitation Statement, dated October 26, 2009

(incorporated by reference to Exhibit (a)(1) to FiberTower Corporation’s tender offer statement on Schedule TO filed on October 26, 2009 (the “Schedule TO”)).
Exhibit T3E.2	Form of Letter of Transmittal and Consent (incorporated by reference to Exhibit (a)(2) to the Schedule TO).
Exhibit T3E.3	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit (a)(3) to the Schedule TO).
Exhibit T3E.4	Form of Letter to Clients (incorporated by reference to Exhibit (a)(4) to the Schedule TO).
Exhibit T3E.5	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other nominees (incorporated by reference to Exhibit (a)(5) to the Schedule TO).
Exhibit T3E.6	Press Release, dated October 26, 2009 (incorporated by reference to Exhibit (a)(6) to the Schedule TO).

Exhibit T3F.1

Cross-reference sheet showing the location in the Indenture of the provisions inserted therein pursuant to Section 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included in Exhibit T3C.1 immediately following the cover page thereof).

*Exhibit 25.1	Statement of eligibility and qualification on Form T-1 of Wells Fargo Bank, National Association, as trustee, under the Indenture to be qualified.

* Previously filed

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, FiberTower Corporation, a corporation organized and existing under the laws of the State of Delaware, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of San Francisco and State of California, on the 30th day of November, 2009.

FIBERTOWER CORPORATION

		By:	/s/ Thomas A. Scott
Name: Thomas A Scott
Title: Chief Financial Officer

Attest:

By:	/s/ Kurt J. Van Wagenen
Name: Kurt J. Van Wagenen
Title: Chief Executive Officer

Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, FiberTower Network Services Corp., a corporation organized and existing under the laws of the State of Delaware, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of San Francisco and State of California, on the 30th day of November, 2009.

FIBERTOWER NETWORK SERVICES CORP.

		By:	/s/ Thomas A. Scott
Name: Thomas A Scott
Title: Chief Financial Officer

Attest:

By:	/s/ Kurt J. Van Wagenen
Name: Kurt J. Van Wagenen
Title: Chief Executive Officer

Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, FiberTower Solutions Corporation, a corporation organized and existing under the laws of the State of Delaware, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of San Francisco and State of California, on the 30th day of November, 2009.

FIBERTOWER SOLUTIONS CORPORATION

		By:	/s/ Thomas A. Scott
Name: Thomas A Scott
Title: Chief Financial Officer

Attest:

By:	/s/ Kurt J. Van Wagenen
Name: Kurt J. Van Wagenen
Title: Chief Executive Officer

Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, ART Licensing Corporation, a corporation organized and existing under the laws of the State of Delaware, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of San Francisco and State of California, on the 30th day of November, 2009.

ART LICENSING CORP.

		By:	/s/ Thomas A. Scott
Name: Thomas A Scott
Title: Chief Financial Officer

Attest:

By:	/s/ Kurt J. Van Wagenen
Name: Kurt J. Van Wagenen
Title: Chief Executive Officer

Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, ART Leasing, Inc., a corporation organized and existing under the laws of the State of Delaware, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of San Francisco and State of California, on the 30th day of November, 2009.

ART LEASING, INC.

		By:	/s/ Thomas A. Scott
Name: Thomas A Scott
Title: Chief Financial Officer

Attest:

By:	/s/ Kurt J. Van Wagenen
Name: Kurt J. Van Wagenen
Title: Chief Executive Officer

Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, Teligent Services Acquisition, Inc., a corporation organized and existing under the laws of the State of Delaware, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of San Francisco and State of California, on the 30th day of November, 2009.

TELIGENT SERVICES ACQUISITION, INC.

		By:	/s/ Thomas A. Scott
Name: Thomas A Scott
Title: Chief Financial Officer

Attest:

By:	/s/ Kurt J. Van Wagenen
Name: Kurt J. Van Wagenen
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Name

Exhibit T3A.1

Restated Certificate of Incorporation of FiberTower Corporation, dated August 29, 2006 (incorporated by reference to Annex C to the FiberTower Corporation’s definitive information statement on Schedule 14C filed on July 25, 2006).

*Exhibit T3A.2	Certificate of Incorporation of FiberTower Network Services Corp.
*Exhibit T3A.3	Certificate of Incorporation of FiberTower Solutions Corporation
*Exhibit T3A.4	Certificate of Incorporation of ART Licensing Corp.
*Exhibit T3A.5	Certificate of Incorporation of ART Leasing, Inc.
*Exhibit T3A.6	Certificate of Incorporation of Teligent Services Acquisition, Inc.

Exhibit T3B.1	Bylaws of FiberTower Corporation (incorporated by reference to Exhibit 3.1 to FiberTower Corporation’s current report on Form 8-K filed on August 3, 2007).
Exhibit T3B.2	Amendment to Bylaws of FiberTower Corporation (incorporated by reference to Exhibit 3.1 to FiberTower Corporation’s current report on Form 8-K filed on January 22, 2008).
*Exhibit T3B.3	Bylaws of FiberTower Network Services Corp.
*Exhibit T3B.4	Bylaws of FiberTower Solutions Corporation
*Exhibit T3B.5	Bylaws of ART Licensing Corp.
*Exhibit T3B.6	Bylaws of ART Leasing, Inc.
*Exhibit T3B.7	Bylaws of Teligent Services Acquisition, Inc.

Exhibit T3C.1

Form of Indenture among FiberTower Corporation, the guarantor party thereto, and Wells Fargo Bank, National Association, as trustee, for the Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (incorporated by reference to Exhibit (d)(3) to Amendment No. 2 to FiberTower Corporation’s tender offer statement on Schedule TO filed on November 30, 2009).

Exhibit T3D.1	Not Applicable.

Exhibit T3E.1

Offering Memorandum and Consent Solicitation Statement, dated October 26, 2009 (incorporated by reference to Exhibit (a)(1) to FiberTower Corporation’s tender offer statement on Schedule TO filed on October 26, 2009 (the “Schedule TO”)).

Exhibit T3E.2	Form of Letter of Transmittal and Consent (incorporated by reference to Exhibit (a)(2) to the Schedule TO).
Exhibit T3E.3	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit (a)(3) to the Schedule TO).
Exhibit T3E.4	Form of Letter to Clients (incorporated by reference to Exhibit (a)(4) to the Schedule TO).
Exhibit T3E.5	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other nominees (incorporated by reference to Exhibit (a)(5) to the Schedule TO).
Exhibit T3E.6	Press Release, dated October 26, 2009 (incorporated by reference to Exhibit (a)(6) to the Schedule TO).

Exhibit T3F.1

Cross-reference sheet showing the location in the Indenture of the provisions inserted therein pursuant to Section 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included in Exhibit T3C.1 immediately following the cover page thereof).

*Exhibit 25.1	Statement of eligibility and qualification on Form T-1 of Wells Fargo Bank, National Association, as trustee, under the Indenture to be qualified.

* Previously filed